UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
American Public Education, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

AMERICAN PUBLIC EDUCATION, INC.
111 W. Congress Street
Charles Town, West Virginia 25414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 16, 2008

To Our Stockholders:

You are cordially invited to attend our 2008 Annual Meeting of Stockholders, which will be held on Friday, May 16, 2008, at 8:00 a.m. local time, at Westfields Marriott Washington Dulles, 14750 Conference Center Drive, Chantilly, Virginia 20151 for the following purposes:

1. to elect seven members of the Board of Directors;

2. to ratify the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008; and

3. to consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Management is presently aware of no other business to come before the Annual Meeting.

Each outstanding share of American Public Education, Inc. common stock (NASDAQ: APEI) entitles the holder of record at the close of business on March 31, 2008, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Shares of our common stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. We have enclosed a copy of our Proxy Statement and our 2007 Annual Report on Form 10-K, which includes our audited financial statements. You are cordially invited to attend the Annual Meeting.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 7:30 a.m. local time. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring to the meeting a letter from the broker, bank or other nominee confirming their beneficial ownership of the shares to be voted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

Wallace E. Boston, Jr.
President and Chief Executive Officer

April 8, 2008

IMPORTANT:  WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. PROMPTLY VOTING YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WILL SAVE US THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

AMERICAN PUBLIC EDUCATION, INC.
111 W. Congress Street
Charles Town, West Virginia 25414

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 16, 2008

This Proxy Statement (the “Proxy Statement”), which was first mailed to stockholders on or about April 8, 2008, is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of American Public Education, Inc. (hereinafter, “we” “us” and “American Public Education”), to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting, which will be held at 8:00 a.m. local time on Friday, May 16, 2008, at Westfields Marriott Washington Dulles, 14750 Conference Center Drive, Chantilly, Virginia 20151, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is presently aware of no other business to come before the Annual Meeting. In addition, management will report on the performance of American Public Education and respond to questions from stockholders.

Proposals to be Voted Upon at the Annual Meeting

There are two proposals scheduled to be voted upon at the Annual Meeting. The proposals for stockholders to consider and vote upon are:

•	Proposal No. 1: To elect seven directors to the Board, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

•	Proposal No. 2: To ratify the selection of McGladrey & Pullen, LLP (“McGladrey & Pullen”) as American Public Education’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR each of the nominees to the Board (Proposal 1) and FOR the ratification of the appointment of McGladrey & Pullen as our independent registered public accounting firm for the fiscal year ending December 31, 2008 (Proposal 2).

Voting at the Annual Meeting

Stockholders will be entitled to vote at the Annual Meeting on the basis of each share held of record at the close of business on March 31, 2008 (the “Record Date”).

If on the Record Date you hold shares of our common stock that are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered the stockholder of record with respect to those shares, and AST is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the meeting or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card.

If on the Record Date you hold shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner of the shares and hold such shares in street name, and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares to the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement.

If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (described below) and will not be counted in determining the number of shares necessary for approval of proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting.

If you receive more than one proxy card, it is because your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

You may revoke your proxy at any time before it is exercised at the Annual Meeting by submitting a new proxy bearing a later date, by providing written notice to our Corporate Secretary c/o 111 W. Congress Street, Charles Town, West Virginia 25414, or by voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy. Also, if you are a beneficial owner and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares to be voted.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 111 W. Congress Street, Charles Town, West Virginia 25414, from May 6, 2008 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of common stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 17,837,558 shares of common stock outstanding, held by 415 stockholders of record. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy card) and “broker non-votes” will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because: (1) the broker does not receive voting instructions from the beneficial owner and (2) the broker lacks discretionary authority to vote the shares. Banks, brokers and other nominees cannot vote on their clients’ behalf on “non-routine” proposals. Banks, brokers and other nominees can, however, vote your shares in their discretion for the election of directors.

For the purpose of determining whether stockholders have approved a particular proposal, abstentions are treated as shares present and entitled to vote and broker non-votes are treated as present and not entitled to vote.

Required Vote

Election of Directors.  The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the seven directorships to be filled at the Annual Meeting will be filled by the seven nominees receiving the highest number of votes. Broker non-votes and abstentions are not taken into account in determining the outcome of this proposal because only a plurality of votes actually cast is required to elect a director.

Ratification of the appointment of independent registered public accounting firm.  Approval of the proposal to ratify the audit committee’s appointment of McGladrey & Pullen as our independent registered public accounting firm for the fiscal year ending December 31, 2008 requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of this proposal, however, abstentions will have the effect of a vote against this proposal.

Solicitation of Proxies

We will bear the cost of solicitation of proxies.  This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

The Board has adopted Corporate Governance Guidelines (the “Guidelines”), a Code of Business Conduct and Ethics (the “Code of Ethics”), and a Policy for Related Person Transactions as part of our corporate governance practices and in accordance with rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Corporate Governance Matters

The Guidelines set forth a framework to assist the Board in the exercise of its responsibilities. The Guidelines cover, among other things, the composition and certain functions of the Board, director independence, stock ownership by our non-employee directors, management succession and review, Board committees, the selection of new directors, and director expectations.

The Code of Ethics covers, among other things, compliance with laws, rules and regulations, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Ethics is applicable to all of our officers, directors and employees, including our Chief Executive Officer and our Chief Financial Officer. The Code of Ethics includes provisions that are specifically applicable to our Chief Executive Officer, Chief Financial Officer and other Principal Officers (as defined in the Code of Ethics).

Any waiver of the Code of Ethics for our directors, executive officers or Principal Officers may be made only by our Board and will be promptly disclosed as may be required by law, regulation or rule of the SEC or NASDAQ listing standards. If we amend our Code of Ethics or waive the Code of Ethics with respect to our

Chief Executive Officer, principal financial officer or other Principal Officer, we will post the amendment or waiver on our corporate website.

The Guidelines and Code of Ethics are each available in the Corporate Governance section of our corporate website, which is located at www.americanpubliceducation.com. The Guidelines, Code of Ethics and Policy for Related Person Transactions are reviewed periodically by our nominating and corporate governance committee, and changes are recommended to our Board for approval as appropriate.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

Effective as of the date of our initial public offering, our Board adopted the Code of Ethics, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related person transaction with us without the prior consent of our nominating and corporate governance committee, or other independent committee of our board of directors. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our nominating and corporate governance committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our nominating and corporate governance committee any such related person transaction. In approving or rejecting the proposed agreement, our nominating and corporate governance committee shall consider the facts and circumstances available and deemed relevant to the nominating and corporate governance committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our nominating and corporate governance committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our nominating and corporate governance committee determines in the good faith exercise of its discretion. Under the policy, if we should discover related person transactions that have not been approved, the nominating and corporate governance committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

Set forth below is a summary of certain transactions since January 1, 2007 among us, our directors, our executive officers, beneficial owners of more than 5% of either our common stock or our Class A common stock, which was outstanding before completion of our initial public offering, and some of the entities with which the foregoing persons are affiliated or associated in which the amount involved exceeds or will exceed $120,000.

In connection with our initial public offering, our shares of Class A common stock were converted into shares of our common stock on a one for one basis. ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV Offshore L.P. and ABS Capital Partners IV Special Offshore L.P., which we refer to collectively as entities affiliated with ABS Capital Partners, received 7,111,236 shares of common stock, and Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P., which we refer to collectively as entities affiliated with Camden Partners, received 1,760,000 shares of common stock. Two of our board members, Messrs. Clough and Weglicki, are managing members of the general partner of the entities affiliated with ABS Capital Partners. One of our board members, Mr. Warnock, is a managing member of the general partner of entities affiliated with Camden Partners.

We declared a special distribution that was paid promptly after the completion of our initial public offering in November 2007 to our stockholders who owned shares of record immediately prior to the closing of our initial public offering. The aggregate amount of the special distribution was equal to the proceeds from the sale of common stock in our initial public offering before the underwriting discount but before expenses, excluding any proceeds received by us from the underwriters’ exercise of their over-allotment option. The aggregate amount of the special distribution was $93.8 million, or approximately $7.63 per common share on an as if converted basis.

The following table sets forth the amount of cash paid as a result of the special distribution in respect of outstanding shares of our capital stock as to which each of our 5% stockholders, executive officers and directors was deemed to have sole or shared voting or investment power as of the date of the special distribution.

				Original
	Shares			Acquisition	Special
	Beneficially		Date of	Cost of Shares	Distribution
	Owned and		Acquisition	to which	Amount for
	Outstanding as of		of Shares	Special	Shares
	November 14,		Beneficially	Distribution	Beneficially
Name of Beneficial Owner	2007(1)		Owned(2)	Relates	Owned

5% Stockholders
Entities affiliated with ABS Capital Partners	5,352,952		August 30, 2002	$10,000,434	$40,848,129
	1,760,000		August 2, 2005	$8,000,000	$13,430,478

Total	7,112,952			$18,000,434	$54,278,607
Entities affiliated with Camden Partners	1,760,000		August 2, 2005	$8,000,000	$13,430,478
Directors
Wallace E. Boston, Jr.(3)	220,000		December 30, 2002	$290,000	$1,678,810
	132,000		November 30, 2004	$188,880	$1,007,286

Total	352,000			$478,880	$2,686,096
Phillip A. Clough(4)	5,352,952		August 30, 2002	$10,000,434	$40,848,129
	1,760,000		August 2, 2005	$8,000,000	$13,430,478

Total	7,112,952			$18,000,434	$54,278,607
J. Christopher Everett	—
F. David Fowler	—
Jean C. Halle	3,300		May 29, 2006	$15,000	$25,182
David L. Warnock(5)	1,760,000		August 2, 2005	$8,000,000	$13,430,278
Timothy T. Weglicki(4)	5,352,952		August 30, 2002	$10,000,434	$40,848,129
	1,760,000		August 2, 2005	$8,000,000	$13,430,478

Total	7,112,952			$18,000,434	$54,278,607
Executive Officers
Harry T. Wilkins	45,611.50	(6)	August 31, 2004	$50,007	$348,059
	99,000	(7)	December 31, 2004	$112,500	$755,464
	55,000		February 28, 2007	$300,000	$419,702

Total	199,611.50			$462,507	$1,523,225
James H. Herhusky	165,000		September 30, 2000	$20,000	$1,259,107
	110,000		January 31, 2001	$30,000	$839,405
	110,000		April 4, 2002	$30,000	$839,405
	110,000		June 14, 2002	$145,000	$839,405

Total	495,000			$225,000	$3,777,322
Dr. Frank B. McCluskey	—		—	—	—
Peter W. Gibbons	26,400		October 16, 2003	$41,096	$201,457
	8,800		January 14, 2005	$6,296	$67,152

Total	35,200			$47,392	$268,609
Carol S. Gilbert	33,000		November 30, 2004	$47,220	$251,821
Mark L. Leuba	13,200		January 24, 2005	$18,888	$100,729
	4,400		May 4, 2007	$42,488	$33,576

Total	17,600			$61,776	$134,305
All directors and executive officers as a group	10,008,664			$27,338,209	$76,375,651

(1)	For the purpose of calculating shares beneficially owned and outstanding as of November 14, 2007, the number of shares of common stock deemed outstanding assumes the conversion of all outstanding shares of our Class A common stock into common stock, and excludes all shares of common stock subject to options. Beneficial ownership is determined in accordance with the rules of the SEC that generally attribute beneficial ownership of securities to persons that possess sole or shared voting power and/or investment power with respect to those securities. The persons identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as set forth in the footnotes to the table included in “Beneficial Ownership of Common Stock.”

(2)	Represents the date on which either the option to acquire the related shares was granted or when the shares were acquired.

(3)	Mr. Boston is our Chief Executive Officer and a member of our board of directors.

(4)	Represents shares owned by ABS Capital Partners. Mr. Clough is a Managing General Partner and Mr. Weglicki is a Founding Partner of ABS Capital Partners.

(5)	Represents shares owned by Camden Partners. Mr. Warnock is a Partner of Camden Partners.

(6)	Shares originally acquired from us by a different stockholder for $50,007 and subsequently acquired from that stockholder by Mr. Wilkins on August 31, 2004.

(7)	Shares of common stock owned of record by WLM Investments, LLC. Mr. Wilkins, a member of WLM Investments, LLC, disclaims beneficial ownership of the shares held of record by WLM Investments, LLC except to the extent of his pecuniary interest.

Pursuant to the terms of our equity incentive arrangements, the special distribution also caused a proportionate adjustment to the stock options, other than those issued in connection with our initial public offering, held by our optionees, including our directors and executive officers. This adjustment caused the total number of shares subject to options held by our optionees to increase while the aggregate exercise price remained the same. Effectively, as a result of the special distribution, our optionees were entitled to receive more shares for the same aggregate exercise price for each option held. The following table shows each option held by our directors and executive officers as of the date of the special distribution (other than those issued in connection with our initial public offering), the aggregate exercise price for all shares subject to an option as of that date, and the total number of shares for which the options were exercisable as a result of the adjustment in connection with the special distribution:

	Shares Subject to
	Options		Shares Subject to
	Outstanding as of	Aggregate	Options as
	November 14,	Exercise	Adjusted for the
Name of Optionee	2007	Price	Special Distribution

Directors
Wallace E. Boston, Jr.(1)	88,000	$125,920	121,576
Jean C. Halle	24,200	$166,220	36,473
J. Christopher Everett	27,500	$265,550	37,993
F. David Fowler	27,500	$150,000	37,993
Executive Officers
Harry T. Wilkins	165,000	$900,000	227,955
Peter W. Gibbons	19,800	$27,588	27,355
Carol S. Gilbert	22,000	$31,480	30,394
James H. Herhusky	55,000	$250,000	75,985
Dr. Frank B. McCluskey	110,000	$376,200	151,970
Mark L. Leuba	26,400	$92,064	36,473

(1)	Mr. Boston is our Chief Executive Officer and a member of our board of directors.

Board Independence

Our Board believes, and our Guidelines require, that a majority of its members be independent directors. In addition, the respective charters of the audit, compensation and nominating and corporate governance committees, currently require that each member of such committees be independent directors. Currently, six of the seven members of our Board are independent directors, as defined in the applicable rules for companies listed on NASDAQ. NASDAQ’s independence criteria includes a series of objective tests, such as that the director is not an employee of American Public Education and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they may relate to us and our management. Based on this review and consistent with our independence criteria, the Board has affirmatively determined that all of our directors are independent of American Public Education and our management, with the exception of Mr. Boston, who is our President and Chief Executive Officer.

In accordance with our Guidelines, the independent members of our Board will hold at least two “executive session” meetings each year. If the chairperson of the Board is not an independent director, a chairperson will be selected for each executive session. In general, these meetings are intended to be used as a forum to discuss such topics as the independent directors deem necessary or appropriate, the annual evaluation of the Chief Executive Officer’s performance and the annual review of the Chief Executive Officer’s plan for management succession.

Meetings of the Board of Directors and its Committees

Information concerning the Board and its three standing committees is set forth below. Each Board committee currently consists only of directors who are not employees of American Public Education and who are “independent” as defined in NASDAQ’s rules.

The Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time-to-time. The Board held a total of 5 meetings during the fiscal year ended December 31, 2007. During this time all directors attended at least 75% of the aggregate number of meetings held by the Board and all committees of the Board on which such director served (during the period which such director served). The Board does not have a formal policy with respect to Board member attendance at annual meetings of stockholders. Our 2007 annual meeting of stockholders, which was held prior to the time we were a public company, was attended by 5 of our directors.

The Board has three standing committees: the nominating and corporate governance committee; the compensation committee; and the audit committee. The charters for the nominating and corporate governance, compensation, and audit committees can be accessed electronically on the Committees page of our corporate website at www.americanpubliceducation.com.

The Board conducts, and the nominating and corporate governance committee oversees, an annual evaluation of the Board’s operations and performance in order to enhance its effectiveness. Recommendations resulting from this evaluation are made by the nominating and corporate governance committee to the full Board for its consideration.

BOARD COMMITTEES AND THEIR FUNCTIONS

The following table describes which directors serve on each of the Board’s standing committees.

	Nominating and
	Corporate		Compensation		Audit
Name	Governance Committee		Committee		Committee

J. Christopher Everett	X				X
F. David Fowler					X	(1)
Jean C. Halle			X		X
Wallace E. Boston, Jr.
Phillip A. Clough(2)			X	(1)
David L. Warnock	X		X
Timothy T. Weglicki	X	(1)

(1)	Chair of the committee.

(2)	Chairperson of the Board.

Audit Committee

The Board has established a separately designated standing audit committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The audit committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The audit committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risk, and our compliance with significant applicable legal, ethical and regulatory requirements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our audit committee are Mr. Fowler, who serves as chair of the committee, Mr. Everett and Ms. Halle. Our Board has determined that Mr. Fowler is an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our Board has determined that each member of our audit committee is independent under NASDAQ’s listing standards and each member of our audit committee is independent pursuant to Rule 10A-3 of the Securities Exchange Act.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for recommending candidates for election to the Board. The committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including board size and membership qualifications, new director orientation, committee structure and membership, succession planning for our Chief Executive Officer and other key executive officers, and communications with stockholders. The members of our nominating and corporate governance committee are Mr. Weglicki, who serves as chair of the committee, Mr. Everett and Mr. Warnock. Our Board has determined that the composition of our nominating and corporate governance committee meets NASDAQ’s independence requirements for director nominations.

Compensation Committee

The compensation committee is responsible, among its other duties and responsibilities, for establishing the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and administering our equity incentive plans. The members of our compensation committee are Mr. Clough, who serves as chair of the committee, Ms. Halle and Mr. Warnock. Our Board has determined that the composition of our compensation committee meets NASDAQ’s independence requirements for approval of the compensation of our Chief Executive Officer and other executive officers.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

The nominating and corporate governance committee considers candidates submitted by American Public Education stockholders, as well as candidates recommended by directors and management, for nomination to the Board. It evaluates candidates submitted by stockholders in the same manner as other candidates identified to it. The nominating and corporate governance committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. It may use outside consultants to assist in identifying candidates.

Director Qualifications.  The nominating and corporate governance committee will consider, among other things, the following criteria in selecting director nominees:

•	compliance with applicable regulatory requirements, including with respect to independence;

•	overall Board composition;

•	professional skills and background, experience in relevant industries, age and geographic background;

•	past performance of incumbent directors in light of the director expectations set forth in the Guidelines; and

•	integrity, judgment, acumen and time and ability to make a constructive contribution to the Board.

The nominating and corporate governance committee and, as needed, a retained search firm, will screen Board candidates, perform reference checks, prepare a biography for each candidate for the nominating and corporate governance committee to review and conduct interviews. The nominating and corporate governance committee will interview candidates that meet our director nominee criteria, and will recommend to the Board nominees that best suit the Board’s needs.

Director Nomination Process

The nominating and corporate governance committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors. If a stockholder wishes to nominate a person for election as director, he or she must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. To nominate a person to stand for election as a director at the annual meeting of stockholders for 2008, our Corporate Secretary must receive such nominations at our principal executive offices not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary, the nomination must be received no later than the close of business on the tenth day following the notice or public disclosure of the meeting. Each submission must include the following information:

•	the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of Corporation capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons;

•	if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the stockholder;

•	such other information regarding each nominee to be proposed by such stockholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, by the Board;

•	if applicable, the consent of each nominee to serve as a director if elected; and

•	such other information that the Board may request in its discretion.

The Board may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as one of its directors.

Additional information regarding requirements for stockholder nominations for next year’s annual meeting is described in this proxy statement under “General Matters — Stockholder Proposals and Nominations.”

Contacting the Board of Directors

Stockholders wishing to communicate with our Board may do so by writing to any of the Board, chairperson of the Board, or the non-management members of the Board as a group, at:

American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the audit committee. Other correspondence will be referred to the relevant individual or group. All correspondence is required to prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary will be copied for our files and will be promptly forwarded to the addressee. The Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from its communication policy. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary will maintain a list of each communication subject to this policy that is not forwarded, and on a quarterly basis, will deliver the list to the chairperson of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Secretary to be frivolous shall nevertheless be retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our nominees for the election of directors at the Annual Meeting include six independent non-management directors and our Chief Executive Officer. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the nominating and corporate governance committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 16, 2008: Wallace E. Boston, Jr., Phillip A. Clough, J. Christopher Everett, F. David Fowler, Jean C. Halle, David L. Warnock and Timothy T. Weglicki. All nominees are currently serving on the Board.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted for the Annual Meeting can only be voted for those nominees named in this Proxy Statement. If, however, any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board, or the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve. Each director will hold office until his or her successor is duly elected and is qualified or until his or her earlier death, resignation or removal.

Nominees for Director

The names of each nominee for director, their ages as of March 31, 2008, and other information about each nominee is shown below.

			Director
Name	Age	Principal Occupation	Since

Wallace E. Boston, Jr.	53	President, Chief Executive Officer of American Public Education	2004
Phillip Clough	46	Managing General Partner of ABS Capital Partners	2002
J. Christopher Everett	60	Retired	2007
F. David Fowler	74	Retired	2007
Jean C. Halle	49	Chief Executive Officer of Calvert Education Services	2006
David Warnock	50	Partner with Camden Partners	2005
Timothy Weglicki	56	Founding Partner of ABS Capital Partner	2002

Wallace E. Boston, Jr. joined us in September 2002 as Chief Financial Officer and, since June 2004 has served as President, Chief Executive Officer and a member of our Board. From August 2001 to April 2002, Mr. Boston served as Chief Financial Officer of Sun Healthcare Group. From July 1998 to May 2001, Mr. Boston served as Chief Operating Officer and later, President of NeighborCare Pharmacies. From February 1993 to May 1998, Mr. Boston served as VP-Finance and later, SVP of Acquisitions and Development of Manor Healthcare Corporation, now Manor Care, Inc. From November 1985 to December 1992, Mr. Boston served as Chief Financial Officer of Meridian Healthcare.

Phillip A. Clough has served on our Board since August 2002 and has been Chairman of our Board since August 2005. Mr. Clough is a Managing General Partner of ABS Capital Partners, a private equity firm that he joined in September 2001. Prior to joining ABS Capital Partners, Mr. Clough served as President of Sitel Corporation from January 1997 to May 1998, and as President and Chief Executive Officer from May 1998 to April 2001. Previously, Mr. Clough was an investment banker with Alex. Brown & Sons from 1990 to 1997 and served in the United States Army from 1983 to 1988, rising to the rank of Captain in 1987. Mr. Clough currently serves on the board of directors of several of ABS Capital Partners’ portfolio companies, including Rosetta Stone, Inc., a language learning software company and publisher. Mr. Clough also serves on the board of directors of Liquidity Services, Inc., an operator of online marketplaces for the sale and purchase of surplus corporate and government assets.

J. Christopher Everett has served on our Board since May 2007. Mr. Everett has been an independent consultant and investor since his retirement from PricewaterhouseCoopers in 2000. Mr. Everett served as an Executive in Residence at the Kogod School of Business at American University from 2000 to 2003 where he taught graduate courses in the application of technology and strategy. Prior to his retirement in 2000, Mr. Everett was a senior partner at PricewaterhouseCoopers and was a leader in the firm’s Management Consulting Services Practice. Mr. Everett led the PricewaterhouseCoopers’ Global E-business practice from 1998 until 2000. Mr. Everett also served as a member of the PricewaterhouseCoopers Global Oversight Board, the firm’s board of directors, and served on the firm’s Global Leadership Team from 1995 until his retirement in 2000. Mr. Everett currently serves on the board of directors of several private companies.

F. David Fowler has served on our Board since May 2007. From June 2001 to 2006, Mr. Fowler served on the board of directors of MicroStrategy, Inc. and as chairman of its Audit Committee. Mr. Fowler also served as a member and chairman of the board of directors of FBR Funds, an open-end management investment company that is part of FBR Capital Markets Corporation and the Friedman, Billings, Ramsey Group, Inc., from 1997 to 2006. Mr. Fowler was the dean of the School of Business at The George Washington University from July 1992 until his retirement in June 1997 and a member of KPMG LLP from 1963 until his retirement in June 1992. As a member of KPMG, Mr. Fowler served as managing partner of the Washington, D.C. office from 1987 until 1992, as partner in charge of human resources for the firm in

New York City, as a member of the firm’s board of directors, operating committee and strategic planning committee and as chairman of the KPMG Foundation and the KPMG personnel committee. Mr. Fowler also serves on the board of directors of Liquidity Services, Inc., an operator of online marketplaces for the sale and purchase of surplus corporate and government assets, and is chairman of its Audit Committee.

Jean C. Halle has served on our Board since March 2006. Ms. Halle currently serves as Chief Executive Officer of Calvert Education Services, a provider of classroom instruction through the Calvert School and of accredited homeschooling program, assessment and educational support services. From 1991 to 2001, Ms. Halle was the Chief Financial Officer and Vice President of New Business Development for Times Mirror Interactive, a digital media subsidiary of the former Times Mirror Company. From 1986 to 1999, Ms. Halle held a number of positions with The Baltimore Sun Company, including Vice President of New Business Development, Chief Financial Officer and Vice President of Finance, President of Homestead Publishing, a subsidiary of The Baltimore Sun Company, and Director of Strategic Planning. From 1983 to 1986, Ms. Halle was the Chief Financial Officer and Vice President of Finance for Abell Communications, the predecessor to Times Mirror Interactive, and Assistant Treasurer of A.S. Abell Company, the former parent company of The Baltimore Sun Company. Previously, from 1979 to 1983, Ms. Halle had been a Senior Management Consultant with Deloitte, Haskins and Sells, now Deloitte & Touche, an international accounting and professional services firm. Ms. Halle currently serves on the board of trustees for Calvert School.

David L. Warnock has served on our Board since August 2005. Since May 2007, Mr. Warnock has served as Chairman, Chief Executive Officer and President of Camden Learning Corporation. Mr. Warnock is also a partner with Camden Partners, a private equity firm that he co-founded in 1995. Prior to co-founding Camden Partners, from 1983 to 1995, Mr. Warnock was employed with T. Rowe Price Associates, serving as President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II and co-manager of the T. Rowe Price New Horizons Fund. From July 1995 to December 1997, Mr. Warnock served as a consultant to the advisory committees of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II. Mr. Warnock currently serves on the board of directors of several of Camden Partners’ portfolio companies, including Nobel Learning Communities, a leading non-sectarian, for-profit provider of private pay education and services for education entities serving the preschool through 12th grade market, and New Horizons Worldwide, the world’s largest computer training company. Mr. Warnock is also Chairman of Calvert Education Services.

Timothy T. Weglicki has served on our Board since August 2002. Mr. Weglicki is a Founding Partner of ABS Capital Partners, a private equity firm founded in 1993. Prior to co-founding ABS Capital Partners, from 1977 to 1993, Mr. Weglicki was an investment banker with Alex. Brown & Sons where he founded and headed the capital markets group from 1989 to 1993. Mr. Weglicki currently serves on the board of directors of Coventry Health Care, Inc. and of several of ABS Capital Partners’ portfolio companies.

Required Vote and Board Recommendation

The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the seven directorships to be filled at the Annual Meeting will be filled by the seven nominees receiving the highest number of votes. A properly executed proxy marked “ABSTAIN” with respect to the election of one or more directors will not be voted with respect to the nominee or nominees indicated, although it will be counted for purposes of determining whether there is a quorum. A broker “non-vote,” discussed below, will also have no effect on the outcome because only a plurality of votes actually cast is required to elect a director. Stockholders do not have the right to cumulate their votes in the election of directors. If an incumbent nominee in an uncontested election such as the election to be held at the Annual Meeting fails to be elected, the incumbent nominee will continue in office.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH
OF THE SEVEN NOMINATED DIRECTORS

2007 Director Compensation

In 2007, in connection with their joining the board, we made option grants to Mr. Everett and Mr. Fowler of 27,500 stock options, exercisable in three equal installments beginning on the first anniversary of the date of grant. We also granted Ms. Halle an additional 11,000 stock options, exercisable in three equal installments beginning on the first anniversary of the date of grant.

In July 2007, we adopted a new directors’ compensation policy for our non-employee directors that was effective upon our initial public offering in November 2007. The new compensation policy utilizes annual retainers and restricted stock grants. Our non-employee directors will receive an annual retainer of $32,250 and each committee chair will receive an additional annual retainer of $4,500, except for the chair of the audit committee, whose additional annual retainer will be $10,000. The annual retainers will be payable in quarterly installments, and each director will have the alternative to elect before the beginning of the applicable year to receive their annual retainer in common stock having the same value as the portion of the annual retainer to be paid, calculated as of the close of business on the first business day of the year. After our annual meeting of stockholders each year, we will also make an annual grant to each director of restricted stock having a value of $36,750 on the date of delivery. The restricted stock grant will vest on the earlier of the one year anniversary of the date of grant and immediately prior to the next year’s annual meeting of stockholders.

In adopting this policy, our compensation committee received input from its compensation consultant, Towers Perrin, in order to assist us in transitioning to best practices for director compensation in anticipation of being a public company. The compensation committee used the information from Towers Perrin to determine the appropriate aggregate value for the compensation of our directors. Towers Perrin did not recommend or determine the amount or form of director compensation provided to our directors as part of our new 2007 compensation policy. Instead, Towers Perrin provided this comparative, market-based information to the committee, and the committee made all final decisions with respect to the policy.

In 2007, in connection with our initial public offering, we also made restricted stock grants to our non-employee directors in an amount equivalent to a pro-rated portion of the annual restricted stock grant award discussed above under our new directors’ compensation policy. Each non-employee director received a restricted stock grant of 1,148 shares at the time of the closing of our initial public offering. In arriving at the number of shares of restricted stock, we used an assumed estimated fair market value of $16.00 per share, which was the midpoint of the price range on the cover of the preliminary prospectus for our initial public offering when it was first circulated.

The following table sets forth information regarding compensation paid to directors during 2007:

	Fees
	Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name(1)	($)	($)	($)(2)	($)

Phillip A. Clough	—	3,380	—	3,380
J. Christopher Everett	18,750	3,380	29,529	51,659
F. David Fowler	26,250	3,380	33,461	63,091
Jean C. Halle	20,250	3,380	19,558	43,188
David A. Warnock	—	3,380	—	3,380
Timothy T. Weglicki	—	3,380	—	3,380

(1)	See the Summary Compensation Table in the Executive Compensation section of this Proxy Statement for disclosure related to Mr. Boston who is one of our NEOs as of December 31, 2007.

(2)	Amounts represent the dollar amount recognized for financial statement purposes for each director during 2007, as computed pursuant to FAS 123R, excluding any estimates of forfeitures relating to service-based vesting conditions. Our determination of the fair value of these stock option awards was affected by the estimated fair value of our common stock on the date of grant, as well as assumptions regarding a number of highly complex and subjective variables. We calculate the expected term of stock option awards using the “simplified method” as defined by Staff Accounting Bulletin No. 107 because we lack historical data and are unable to make reasonable expectations regarding the future. We also estimate forfeitures of share-based awards at the time of grant and revise such estimates in subsequent periods if actual forfeitures differ from original projections. We make assumptions with respect to expected stock price volatility based on the average historical volatility of peers with similar attributes. In addition, we determine the risk free interest rate by selecting the U.S. Treasury constant maturity, quoted on an investment basis in effect at the time of grant for that business day. Estimates of fair value are subjective and are not intended to predict actual future events, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made under FAS 123R.

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under the our directors’ and officers’ indemnity insurance policies.

As of December 31, 2007, the aggregate number of vested and unvested stock awards and exercisable and unexercisable option awards outstanding held by our non-employee directors were as follows:

	Stock	Options
Name	Awards	Awards

Phillip A. Clough	1,148	—
J. Christopher Everett	1,148	37,992
F. David Fowler	1,148	37,992
Jean C. Halle	1,148	36,733
David A. Warnock	1,148	—
Timothy T. Weglicki	1,148	—

COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis provides information regarding the objectives and elements of our compensation philosophy and policies for the compensation of our named executive officers, or NEOs, for 2007. These executives, who appear in the Summary Compensation Table below, are:

•	Wallace E. Boston, Jr., our President, Chief Executive Officer, Member of our Board of Directors and Member of our Board of Trustees;

•	Harry T. Wilkins, Executive Vice President, Chief Financial Officer

•	James H. Herhusky, Executive Vice President, Institutional Advancement;

•	Frank B. McCluskey, Executive Vice President and Provost; and

•	Mark Leuba, Senior Vice President, Chief Information Officer.

We determined which executives to include in this discussion and in the Summary Compensation Table below based on the rules and regulations of the Securities and Exchange Commission.

Philosophy and Objectives of our Compensation Programs

Overview

Our overall company-wide compensation philosophy, which is also applicable to our NEOs, is to provide competitive levels of compensation that utilize variable cash compensation based on performance metrics, reflect the level of capability and effort required to achieve our corporate goals, encourage continuous quality improvement and are easily understood.

•	Variable Cash Compensation. We believe in using variable cash compensation to motivate and reward good results at all levels of the organization, and particularly for our NEOs.

•	Focus on Corporate Goals. We strive to provide compensation that is directly related to the achievement of our corporate goals, which we measure through individual management objectives and through earnings results compared to budget.

•	Continuous Quality Improvement. We have developed a “Student Satisfaction Quotient”, or SSQ, to encourage employees to work together across organizational boundaries to improve the processes that we believe contribute to our success as an organization. The SSQ is designed to measure the quality of our efforts on behalf of our students by utilizing a variety of metrics applicable to our business. We use the SSQ as a component of our annual incentive plan to reward continued improvement to our performance in various student satisfaction metrics, often compared to prior period performance.

•	Simple and Straightforward Incentives. We seek to minimize the complexity of our compensation policies and practices and to maximize our employees’ understanding of the elements of compensation.

In implementing this philosophy for our NEOs, we award compensation that (i) assists us in attracting and retaining qualified executives, (ii) aligns executive compensation with our SSQ goals and performance goals, and (iii) uses equity-based awards in an effort to further align executives’ and stockholders’ interests.

Attract and Retain Qualified Executives

We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract qualified candidates by providing compensation that is competitive within the for-profit education industry and the broader market for executive talent, taking into account that, until our initial public offering in November 2007, we were a private company. We also believe that the design of our incentive compensation programs is important in helping us to retain qualified executives, including each of the NEOs. Our executive compensation policies are designed to assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ alternatives.

Reflect SSQ Goals and Performance Goals

As part of our executive compensation program, we reward achieving and surpassing corporate goals through our Annual Incentive Compensation Plan. Our annual incentive program is designed to reward participants for the achievement of quarterly company-wide SSQ goals by providing cash awards tied to SSQ results. Our annual incentive program is designed to reward participants for the achievement of company-wide performance goals by providing cash awards that are paid if earnings targets and individual management objectives are met. We believe that because a significant portion of awards are tied to company-wide student satisfaction and earnings goals and are in-part measured by the improvement of our processes, our officers are rewarded for superior corporate performance in the areas that we feel are most directly related to increasing stockholder value. Similarly, we believe that the use of annual performance goals provides our executive officers, including the NEOs, with a straightforward reward.

Utilize Equity-Based Awards

Our compensation program uses equity-based awards, the value of which is contingent on our longer-term performance, in order to provide our NEOs with a direct incentive to seek increased stockholder returns. Our stockholders receive value when our stock price increases, and by using equity-based awards our NEOs also receive increased value when our stock price increases and decreased value when it decreases. We believe that equity-based awards exemplify our philosophy of having a straightforward structure by reminding NEOs that a measure of long-term corporate success is increased stockholder value over time.

Review of Compensation

During 2007, in anticipation of our initial public offering, the compensation committee commenced a review of best practices and appropriate levels of compensation for public company compensation. In connection with that review, the compensation committee engaged Towers Perrin to provided services to our compensation committee, as requested and directed by the Committee. Towers Perrin provided information on competitive levels of compensation, including information on base salary, annual bonuses, equity awards and total compensation. Towers Perrin’s information was provided after 2007 base salary and annual incentive awards were established, and the compensation committee deferred any changes to base salary and annual incentive awards until January 2008, in connection with the committee’s ordinary annual review of executive officer compensation. As discussed further below, however, the compensation committee did make equity awards in 2007 after taking into account information from Towers Perrin.

Peer Group

In approving Mr. Boston’s 2007 base salary and annual incentive award, the compensation committee reviewed publicly available compensation information for the chief executive officers of Strayer Education Inc., Capella Education Co. and Laureate Education Inc. The compensation committee used this information for informational and comparative purposes only. The compensation committee selected these companies as representative of companies that operate for-profit schools. Because limited information is available on private companies, the compensation committee determined that it was appropriate to consider the information that was available for these public companies. In considering this information, the compensation committee considered our relative size compared to these companies, as well as our status as a private company.

During 2007, our compensation committee, with the assistance of its compensation consultant, Towers Perrin, identified a group of companies against which to compare compensation paid to our executives, including our NEOs. These companies were selected because the compensation committee considered them to be similar to, and competitive with, us in the market for executive talent, and because they are in comparable or related businesses. This group, which we refer to as our peer group, consisted of the following companies:

•	Apollo Group Inc.

•	Career Education Corporation

•	Laureate Education Inc.

•	Corinthian Colleges Inc.

•	DeVry Inc.

•	ITT Educational Services Inc.

•	University Technical Institute Inc.

•	Lincoln Educational Services Corporation

•	Strayer Education Inc.

•	Capella Education Co.

•	GP Strategies Corporation

•	Nobel Learning Communities Inc.

•	Princeton Review Inc.

This peer group was not identified until after our base salaries and annual incentive compensation were set for 2007. As discussed below, this peer group was only used in 2007 in connection with our awarding of certain equity compensation in connection with our initial public offering. While the compensation committee reviewed this comparative peer group information in connection with certain equity compensation awards, the committee did not “benchmark” or target a certain percentile within the peer group with respect to the equity compensation paid to the NEOs, or with respect to any other compensation paid. Instead, the committee used this information for general comparative purposes and to ensure our NEO equity awards were in line with the peer group. The compensation committee supplemented its review of the peer group information with additional survey data provided by Towers Perrin. The companies included as part of the additional survey information were based on a compilation prepared by Towers Perrin as part of their proprietary database and were not disclosed to the compensation committee. The compensation committee confirmed that the information from Towers Perrin took into account appropriate regression analyses to reflect our relative size. The compensation committee asked for this information from Towers Perrin simply as an additional, objective data point for comparison purposes.

Elements of Compensation

The compensation program for our NEOs is comprised of three elements: base salary; annual incentive cash compensation; and long-term equity incentives.

In setting base salary and annual incentive cash compensation for 2007, we considered the compensation levels for our NEOs in 2006, the respective performances of each of our NEOs other than Mr. Wilkins in 2006 and what we believed was required based on the marketplace for executive talent. For Mr. Boston, we also considered certain comparable information discussed above. The base salary and annual incentive cash compensation for Mr. Wilkins was established in February 2007, when Mr. Wilkins joined the company as Chief Financial Officer. Mr. Wilkins compensation was based on negotiations with Mr. Wilkins taking into account the levels of compensation for our other NEOs and the marketplace for executive talent. In evaluating what was required based on the marketplace for executive talent, the members of our compensation committee used their collective experience and judgment. For example, because Messrs. Clough and Warnock are general partners of private equity firms that have multiple portfolio companies, they were able to bring their experiences working with other private companies on executive recruitment and compensation to the discussion on compensation for our NEOs.

Base Salary

Base salary is an integral part of compensation for our NEOs, and is generally set in January of each year, absent other factors, such as promotions. In 2007, the annual base salary for Mr. Boston was increased $55,000 to an annual base salary amount of $300,000. In setting the annual base salary amount for Mr. Boston, we took into account that Mr. Boston had not had a substantial increase in his compensation in prior years, including no significant adjustment for the increase in his responsibilities when he assumed the role of Chief Executive Officer in 2004. We also considered Mr. Boston’s excellent performance, the continued success of our business and the assessment by our compensation committee that Mr. Boston’s base salary was below market. The compensation committee also considered the comparative information available on the three public companies discussed above, and determined that even given the substantial increase, Mr. Boston’s base salary and annual incentive awards would still be substantially less than that of the comparables considered. As discussed above, Mr. Wilkins salary was set on the basis of negotiations with him, and was set at $225,000. The annual base salary amount for Mr. Herhusky did not change in 2007, in part in reflection that his base salary compensation was already set at a higher level than our NEOs other than Mr. Boston and Mr. Wilkins. The annual base salary amounts for Dr. McCluskey and Mr. Leuba increased by $5,000 and $10,000, respectively, in 2007 to reflect cost of living adjustments and nominal increases to recognize their successful performance through 2006.

We have historically been of the belief that it is important to have an amount of compensation consist of fixed and liquid compensation in the form of base salary to provide our NEOs with a level of assurance of compensation. However, given our focus on performance, our status as a private, entrepreneurial organization, our strong annual incentive program and the potential for significant rewards through our equity incentives, we have historically tried to set base salaries on the lower end of what we consider competitive.

Annual Incentive Cash Compensation

We believe annual incentive pay furthers our compensation philosophy and objectives by focusing our NEOs on corporate goals, encouraging continuous quality improvement and providing straightforward incentives. The target for annual incentive pay for our NEOs is expressed as a percentage of base salary and was 50% for all of our NEOs during 2007, except for Mr. Boston, whose annual incentive pay target was set at 60% of his base salary. These percentages remained the same in 2007 as they were in 2006 for Mr. Boston, Mr. Herhusky and Dr. McCluskey, and for these officers and Mr. Wilkins reflect the percentages set forth in their employment agreements. The committee did not believe, in their subjective judgment, that these amounts should be increased for 2007. Mr. Leuba’s percentage was increased from 35% to 50% effective for the second quarter of 2007 to reflect his promotion to senior vice president and chief information officer. Mr. Boston’s annual incentive target is set at a higher percentage than the other NEOs as a result of the negotiation of his employment agreement in 2004, at which time we agreed to provide him a larger annual incentive to reflect his greater ability as Chief Executive Officer to influence our business success as well as his greater responsibilities as the head of our company. Overall, we believe that the proportion of target annual incentive pay to total target cash compensation for our NEOs comprises a relatively high percentage of total cash compensation. In order to focus our NEOs on our SSQ and performance goals, and because of our belief in the importance of variable cash compensation, we believe that it is important to have a strong annual incentive when compared to what we believed, at the time, was the norm at other private companies. In our judgment, 50% of base salary, or 60% in the case of Mr. Boston, reflected this belief.

Annual incentive pay is awarded to our NEOs through our Annual Incentive Compensation Plan, in which all of our full-time employees, with the exception of our full-time faculty, participate. In addition, Mr. Boston, Mr. Wilkins, Mr. Herhusky and Dr. McCluskey are entitled to participate in the plan pursuant to the terms of their employment agreements. The target percentage for employees differs depending on an employee’s position within our company. The Annual Incentive Compensation Plan is designed to reward our employees for meeting or exceeding our SSQ goals and for financial performance. One half of each participant’s target award under the Annual Incentive Plan relates to achievement and surpassing of our SSQ goals, and one half is related to achievement and surpassing our financial performance goal. We determined this split between our SSQ goals and financial performance goal in order to send a message to our employees that they should be focused on both operational and earnings goals. We also believe that given our view that both these measures are important to our success it makes most sense to have them be equal in order to provide our employees with a system that is straightforward, rather than having employees try and extrapolate from any difference between their relative percentages.

SSQ Goals.  We believe that the focus on continuous quality improvement related to the achievement and surpassing of our SSQ goals encourages our employees to work together across organizational boundaries to improve the processes involved in our operations, with a particular focus on processes that we believe contribute to the satisfaction of our students, which is consistent with our mission of Educating Those Who Servetm. The half of each participant’s Annual Incentive Compensation Plan target award related to the SSQ is divided into four equal quarterly amounts that are paid based on quarterly metrics that are measured monthly. Our SSQ uses over 20 metrics that are divided into the following four categories:

•	student satisfaction, which includes metrics based on student surveys;

•	marketing efficiency, which includes metrics related to applications and new students;

•	retention, which includes metrics related to registrations and course loads; and

•	performance monitoring, which includes metrics related to course drops and transfer credit evaluation processes.

Each month we compare the performance for each metric against the baseline for that metric. The baselines are set annually by the committee, generally as a percentage improvement over past results, such as the actual past performance in a prior month, quarter or year. Results for each metric are then expressed as a percentage of the baseline. The percentage of achievement for each metric in a given month are then averaged. The monthly average is then averaged with the monthly average for the other months in a given quarter to obtain the quarterly average. If the quarterly average is at least 100%, one-eighth of the maximum amount of the SSQ portion of the annual incentive plan is then paid. If the quarterly average is greater than 115%, one-fourth of the maximum amount of the SSQ portion of the annual incentive plan is then paid. If the quarterly average is not at least 100%, then the portion of the annual incentive plan applicable to that quarter’s SSQ goals is not paid.

The SSQ is based on metrics that measure objective operational targets. This is in keeping with our compensation philosophy of providing simple and straightforward incentives. Because of the way that we calculate the monthly and quarterly averages, each metric is weighted equally. As a result, we believe that no one metric provides an incentive to our executive officers to focus disproportionately on any area of our business. Rather, we believe that the SSQ is structured to provide an incentive to focus more generally on our business operations and continuous quality improvement. Furthermore, we have structured the SSQ to be paid on a quarterly basis based on monthly results because we track the components of the SSQ daily, and we believe frequent payments heightens the focus of our employees on these metrics and continuous quality improvement. All of our employees and NEOs have the same SSQ goals.

Financial performance.  The half of a target award that is based on a financial goal is tied directly to achieving and surpassing a specified amount of earnings before interest, taxes, depreciation and amortization, stock-based compensation expense and other non-cash charges (i.e. adjusted EBITDA) on an annual basis, which for 2007 was $13.0 million. We believe that our investors are focused on increasing earnings and that adjusted EBITDA is a good proxy for earnings that is within the control of management. By tying half of the target award to earnings, we are also requiring that funds be generated for the payment of this portion of the award. Payment of the half of the target award that is tied to earnings for senior level participants in our Annual Incentive Compensation Plan, including our NEOs, is reduced to the extent that personal management by objective, or MBO, targets are not achieved. Thus, even if the annual financial goal is met but the NEO does not achieve all of his annual MBO targets, the NEO’s payment related to the financial goal is reduced by the relative weight of the missed MBO targets. We believe that setting personal MBO targets for our NEOs that are tied to company-wide goals for which they are directly responsible, or to whose success they contribute, provide personal accountability in addition to rewards for company performance. We have conditioned receipt of this portion of the award on achieving MBO targets in order to recognize that corporate success is the most important measure and that individual success alone will not be rewarded without meeting the financial targets. Similarly, many MBO targets are shared between executives to reflect that executives have to work together to achieve results.

For 2007 our compensation committee set MBO targets for Mr. Boston. Mr. Boston in turn set MBOs for the other NEOs. In turn, our NEOs set MBOs for their direct reports and so on throughout the organization for all employees eligible to receive a bonus based on the financial performance of the Company. MBOs for our NEOs are derived from the MBOs that are set for Mr. Boston and our annual corporate performance goals, including taking into account the sphere of responsibility for achievement of those goals for the particular NEO. We strive to have MBOs that can be objectively measured and are time-bound, which helps to provide incentives that can be clearly understood by our NEOs. We believe that the MBOs help to keep management from focusing solely on the current year’s financial results, because many of the MBOs represent our view of key actions required to capture future market opportunities and help prepare the company for continued growth and improvement in the future.

For Mr. Boston, the compensation committee adopted the following MBOs consistent with his role as our Chief Executive Officer:

•	upgrading our PAD system, including to handle additional active students, serve additional federal student aid students, meet compliance initiatives and digitize data;

•	achieving at least 19,398 net student registrations from new students, including at least 4,325 new students from non-military markets;

•	achieving at least 54,545 net student registrations from returning students;

•	achieving at least budgeted earnings measures; and

•	achieving steps in the process of completing an initial public offering in 2008.

Mr. Wilkins’ MBOs, consistent with his responsibilities as our chief financial officer, included:

•	upgrading our PAD system, including to handle additional active students, add accounting capabilities, integrate with federal student aid programs and digitize data;

•	achieving at least 54,545 net student registrations from returning students;

•	meeting stated objectives as part of our timeline to comply with Section 404 of the Sarbanes-Oxley Act of 2002;

•	managing his department to budget;

•	achieving steps in the process of completing an initial public offering in 2008; and

•	supporting implementation of data warehousing and digitization projects.

Mr. Herhusky’s MBOs, consistent with his responsibilities for institutional advancement, included:

•	gaining entry into various Servicemembers Opportunity Colleges;

•	supporting our timeline to comply with Section 404 of the Sarbanes-Oxley Act of 2002;

•	achieving alumni relations objectives;

•	obtaining appropriate state licensures;

•	managing his department to budget; and

•	preparing a facilities plan for 2008 and 2009 growth.

Dr. McCluskey’s MBOs, consistent with his role as our provost and chief academic officer, included:

•	upgrading our PAD system, including to handle additional active students, add accounting capabilities and integrate with federal student aid programs;

•	achieving at least 54,545 net student registrations from returning students;

•	instituting and implementing an improved course scheduling system; and

•	presenting education degrees to the West Virginia Higher Education policy Commission.

Mr. Leuba’s MBOs, consistent with his role as our chief information officer, included:

•	upgrading our PAD system, including to add accounting capabilities, integrate with federal student aid programs and move to co-location;

•	meeting stated objectives as part of our timeline to comply with Section 404 of the Sarbanes-Oxley Act of 2002;

•	managing his department to budget;

•	completion of data warehousing project; and

•	completion of data digitization project.

Based on 2006 results, for 2007 the committee set our SSQ and financial performance targets on what it believed to be the high end of realistically achievable goals. Similar to the approach that we use for setting our internal budget, the committee determined to increase the SSQ targets and EBITDA financial goal. In 2007, we had excellent results, including significant year-over-year revenue and net course registration increases. As a result, in 2007 our SSQ and financial performance targets were surpassed and 100% of the amounts related to the SSQ and financial goals were paid to our NEOs. In 2006, 100% of the amounts related to the SSQ and financial goals were also paid; however, prior to 2006, there had not been a year in which the

SSQ goals were surpassed by a sufficient amount in each quarter to result in a payout of 100% of the amount related to the SSQ goals. In 2005, our NEOs only received approximately 56% of the maximum payout because (i) the SSQ goals were not surpassed by at least 15% in three of the four quarters in 2005, and (ii) only 50% of the portion of the award tied to the financial performance goal was paid because in 2005 we had a two-tiered payout for the financial goal based on the amount by which the financial goal was surpassed. In setting the SSQ goals for 2007, in keeping with our objective of continuous improvement, the compensation committee expected that there would be an improvement from 2006 performance for the metrics used in the SSQ, and consistent with past practice, removed metrics from the SSQ for which the committee determined that the company was already performing well and there was not significant room for improvement. In establishing our MBOs for 2007, which was the second year in which we used MBOs, we set goals that were consistent with our strategic plan. Accordingly, our MBOs were set at levels that we thought could realistically be achieved but were at a level necessary for superior company performance.

We believe that 2007 was a year of extraordinary achievement for the company, including an increase in revenues, profitability and course registrations. As a result, in 2007 we surpassed all of our SSQ goals by greater than 15% and achieved our financial goal so all of our employees, including the NEOs, were entitled to receive the total payout available under each portion of our annual incentive plan. In addition, because each of our NEOs achieved his respective MBO targets, the portion of the annual incentive plan related to their financial goals was not reduced. We designed our incentive plan to help produce the results we had in 2007, and the committee was pleased that the amounts were fully paid consistent with the terms of the plan targets set at the beginning of the year.

Equity Incentives

We believe that NEOs should have a significant potential to benefit from increases in our equity value in order to align the interests of the NEOs and our stockholders. However, due to our nature as a private company until November 2007, including the illiquidity of our equity, the significant size of our awards, and the potential for significant increase in the value of the underlying equity, we did not believe that annual equity awards were necessary or appropriate, preferring instead to make awards in connection with hirings, advancement decisions and other significant events. We have used stock options as the form of equity award because they represent a straightforward mechanism for rewarding achievement of increases in long-term stockholder value and because stock options require an increase in stock price to have value to the NEO. We also believe that because stock options are commonly used by private companies, they help us in attracting and retaining executives by giving them compensation that is more directly comparable to positions with our competitors and are more easily understood. We also believe that use of stock options was consistent with compensation practices of other for-profit education companies, including companies that have recently gone public.

Historically, grants of stock options to our NEOs typically vest on each of the first five anniversaries of the date of grant, or in some cases from an earlier date to coincide with the beginning of service to us, and expire after ten years. We selected five years in part to provide what we believe was the maximum retention benefit.

Prior to our retention of Towers Perrin in 2007, the size and timing of each named executive officer’s equity grant(s) were determined by the compensation committee in its collective, subjective experience and judgment, as we discuss above. Consistent with our prior practice, in May 2007 in recognition of his promotion to senior vice president, chief information officer we granted Mr. Leuba an option award of 11,000 stock options that had terms consistent with our historical practice.

As part of the negotiations with Mr. Wilkins for his hiring in 2007, we agreed to grant Mr. Wilkins two option awards at that time. The first option award was for a total of 165,000 shares, with a term of ten years and a five year vesting schedule, provided that we gave Mr. Wilkins credit for two years of service to reflect his prior extensive service to us on our board of directors, board of trustees and his work for us as a consultant. The second option award was for a total of 55,000 shares, which was fully vested at the time of grant and was exercisable for a period of 30 days. The size and the timing of these awards was determined as a result of our negotiation with Mr. Wilkins and reflect the importance and value we placed on his joining our company and having a significant equity interest aligned with our stockholders. The exercise price of these awards was at the fair market value on the date of grant, as determined by our board of directors.

As discussed above, in connection with the compensation committee’s review of compensation practices in anticipation of our initial public offering the compensation committee engaged Towers Perrin in July 2007 to provide the committee with advice and comparative data for our peer group and for comparably sized companies in general industry surveys. After reviewing the information provided by Towers Perrin, the compensation committee determined that our total levels of compensation for our NEOs were not competitive with public companies, primarily as a result of the level of our equity awards. After reviewing the information provided by Towers Perrin, the compensation committee also determined that the form and terms of our equity awards were also not consistent with best practices. The compensation committee determined that it was appropriate to make equity awards to our chief executive officer, chief financial officer and other NEOs in connection with our initial public offering. These awards were anticipated to be in lieu of making equity awards as part of the committee’s ordinary annual review of executive officer compensation for 2008.

Beginning with the grants at the time of our initial public offering, for the first time our equity awards were split between stock options and restricted stock. We determined to use a component of restricted stock in addition to options so that the NEOs are incented to preserve as well as grow stockholder value. The stock options and restricted stock awards granted in connection with our initial public offering use three-year vesting with options having seven year terms. The change in terms was in part because we believe that this will reduce the accounting cost of future equity grants.

For each NEO’s award at the time of our initial public offering, we calculated an aggregate award value after taking into account the peer group and comparative survey information requested by the committee and provided by Towers Perrin. (Towers Perrin did not determine the amount or size of any equity award to our NEOs.) In calculating the aggregate award value, we considered the peer group information provided by Towers Perrin, after applying certain regression analyses to account for our relative size, and determined that the award values we selected were near the mid-point of the downward adjusted equity values. We determined that given our expected status as a newly public company and that the awards were in connection with our initial public offering, it was appropriate for the time being to consider the average, on an adjusted basis, of comparable companies. We then split the aggregate award value for each NEO into options and restricted stock by using 60% options and 40% restricted stock. In arriving at the aggregate award value and number of options and restricted stock, we used an assumed estimated fair market value of $16 per share, which was the midpoint of the price range on the cover of the preliminary prospectus for our initial public offering when it was first circulated. We determined to calculate the number of options and restricted stock in that manner in part to facilitate disclosure of our plans to make these grants at the time of our initial public offering. The options and restricted stock awards were approved and effective in connection with the pricing of our initial public offering. The options were issued with an exercise price equal to the price to the public in our initial public offering, in part to align the interests of our NEOs with those stockholders who acquired shares in the public offering. The formal issuance of the shares of restricted stock was delayed until after the closing of the initial public offering so that the shares of restricted stock were not outstanding prior to the record time of the special distribution made in connection with our initial public offering.

The grants to our NEOs other than Mr. Boston and Mr. Wilkins were in lieu of 2008 annual grants. The grants for Mr. Boston and Mr. Wilkins at the time of the initial public offering were equivalent to a three year award. We felt it was desirable to award a larger grant to these officers than we would have if we expected to award them a grant every year to provide them incentive to gain from the value created above the initial public offering price given their importance to our success, and to align their interests most directly with investors acquiring our shares in connection with our initial public offering. For other NEOs, we believe that making annual grants will assist with retention (as there will always be unvested incentives) and there will be more parity between our other NEOs over time as new executives are added because longer tenured employees will not have all their options at different prices than newer employees. In addition, this will result in our other NEOs having equity incentives based on a blend of prices over time. We expect the next annual grant of equity incentives to be made in the first quarter of 2009 for all NEOs except Mr. Boston and Mr. Wilkins.

Equity Grant Practices

As described above, grants of equity awards have historically not been made on a set schedule, but rather have been made from time to time based upon events such as hirings and promotions. For the awards made prior to our initial public offering, all of our option awards were made at prices that our board of directors determined were at least equal to the fair market value of our common stock. For additional information on the grant prices for our option awards in 2007 prior to our initial public offering, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our key financial results and metrics — Costs and Expenses — Stock Based Compensation” in our Annual Report for the year ended December 31, 2007. For the grants made in connection with our initial public offering, the exercise prices of our options was the initial price to the public in that offering. In the future, the exercise price of stock options will be based on the fair market value of our common stock on the grant date, which will be equal to the closing price of our common stock on that date.

The gross proceeds of our initial public offering prior to the underwriters exercise of their over-allotment option were used for a special distribution to our existing stockholders, which caused a proportionate adjustment to the stock options held by our employees. The adjustment is a result of the terms of our 2002 Stock Incentive Plan that provides for the equitable adjustment of outstanding stock options to take into account various recapitalization events, including the special distribution with the proceeds of our initial public offering. Pursuant to the 2002 Stock Incentive Plan, the special distribution resulted in a proportionate adjustment to our outstanding employee stock options that represents the intrinsic value of what the special distribution would have been on the shares of common stock underlying the option if the option had been exercised in full prior to the record date of the special distribution. This is to reflect that the special distribution with the proceeds of our initial public offering had the net effect of a recapitalization where the proportionate amount of the enterprise value that each share of capital stock outstanding immediately before the record date for the special distribution represents is reduced by an amount equivalent to the special distribution for that share. See “Certain Relationships and Related Person Transactions — Related Person Transactions” below for information on the proportionate adjustment for our named executive officers. The provisions requiring the adjustment were adopted in 2002 when the 2002 Stock Incentive Plan was first established. The purpose of the provision is to treat our employees equitably. To the extent that there is a recapitalization event from which our stockholders benefit, our optionees are entitled to an adjustment so that they recognize a benefit, as well, We believe that treating optionees similarly to stockholders in recapitalization events is consistent with our philosophy that stock options awards are intended to align the interests of our optionees with our stockholders.

Adoption of 2007 Omnibus Incentive Plan

Our board of directors unanimously approved the American Public Education, Inc. 2007 Omnibus Incentive Plan on August 3, 2007, and our stockholders approved the new incentive plan in November 2007.

The board of directors adopted the new incentive plan because there were a limited number of shares available for grant under our prior equity incentive plan and because it believed that the new plan was appropriate to facilitate implementation of our future compensation programs as a public company. The plan was approved by the board with a view to providing our compensation committee with maximum flexibility to structure an executive compensation program that provides a wider range of potential incentive awards to our named executive officers, and employees generally, on a going-forward basis. For example, pursuant to the new incentive plan, the compensation committee has the discretion to determine the portion of each named executive officer’s total compensation that will consist of awards under the plan, the mix of short-term and long-term incentives represented by the awards, the allocation of the awards between equity and cash-based incentives, the forms of the equity awards, and the service-based requirements and/or performance goals the officer will have to satisfy to receive the awards. The compensation philosophy and objectives adopted by the committee after we are a public company will likely determine the structure of the awards granted by the committee pursuant to the new incentive plan. As discussed under “Equity Incentives” above and consistent with the grants made at the time of our initial public offering, we initially plan that equity awards under the new incentive plan will be in the form of stock option and restricted stock awards. In the future, awards under our annual incentive compensation plan will also be awarded pursuant to the new incentive plan in order to comply with certain tax provisions discussed under “Effect of Accounting and Tax Treatment on Compensation Decisions” below.

Employment Agreements and Post-Termination Compensation

We have entered into employment agreements with each of Mr. Boston, Mr. Wilkins, Mr. Herhusky and Dr. McCluskey. These agreements provide the executive with severance payments upon certain terminations, including termination in connection with a change-in-control, which are commonly referred to as double-trigger provisions, terminations without cause, terminations by the executive for good reason in the event of a change of control, or if the executive’s employment agreement is not assumed by a successor entity in a change of control. We believe that these agreements were necessary to attract some of our NEOs and help in our retention of our NEOs due to the prevalence of similar provisions in the market in which we compete for executives and so that we can be competitive with our peers.

In September 2007, we entered into an amendment and restatement of our employment agreements with Mr. Boston and Mr. Wilkins to provide for additional severance payments for certain terminations in connection with a change of control and to provide that if severance payments payable by us become subject to the excise tax on “excess parachute payments” that we will reimburse him for the amount of such excise tax (and the income and excise taxes on such reimbursement). We agreed to provide Mr. Boston and Mr. Wilkins with these changes in anticipation of our initial public offering to reflect what we think are prevalent practices in the marketplace in which we compete for executives, because as a newly public company we want these officers to be able to focus on our operations and not be distracted by their personal situations in the event a change in control transaction arises and, in the case of Mr. Boston, to reflect his long-term commitment to us and our long-term commitment to him as our Chief Executive Officer. For Mr. Wilkins, we determined that in light of his shorter tenure with us, the additional severance benefits in connection with a change of control would not be effective until after February 28, 2009. Additional information regarding these agreements, including a quantification of benefits that would be received by these officers had termination occurred on December 31, 2007, is found below under the heading “Potential Payments on Termination or Change-in-Control.”

Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s CEO or, based upon recent guidance from the IRS, any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders) that is established by a committee that consists only of “outside directors” as defined for purposes of Section 162(m). For 2007, we did not consider Section 162(m) because most of our compensation awards were made prior to the time we became a public company. However, all members of the compensation committee qualify as “outside directors”, and we intend to consider the potential long-term impact of Section 162(m) when establishing compensation, and we currently expect to qualify our compensation programs as performance-based compensation within the meaning of the Internal Revenue Code to the extent that doing so remains consistent with our compensation philosophy and objectives.

Role of Executives in Executive Compensation Decisions

Historically, each element of compensation has been recommended to the compensation committee by our Chief Executive Officer for compensation of executive officers other than himself, and the compensation committee determines the target level of compensation for each executive officer. Our Chief Executive Officer sets the MBO targets for our other executive officers based on his MBO targets and our annual corporate performance goals, after taking into account the sphere of responsibility for achievement of those goals for the particular NEO. The Chief Executive Officer reports the MBOs of the other NEOs and other key executives to the compensation committee for its comment prior to the end of the first quarter.

The amount of each element of compensation for our Chief Executive Officer is determined by the compensation committee. Neither our Chief Executive Officer nor any of our other executives participates in deliberations relating to his or her own compensation.

Compensation Committee Report

The compensation committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on its review and discussions with the Company’s management, the compensation committee recommended that the CD&A be included in the Company’s Proxy Statement and in the Company’s Annual Report on Form 10-K (including by incorporation to the Proxy Statement).

Compensation Committee (March 28, 2008)

Phillip A. Clough (Chair)
Jean C. Halle
David L. Warnock

Compensation Tables and Disclosures

Summary Compensation Table

					Non-Equity
					Incentive	All
			Stock	Option	Plan	Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)

Wallace E. Boston, Jr.(1)	2007	297,885	31,640	48,787	180,000	21,174	579,486
President and Chief	2006	243,077	—	18,348	147,000	13,691	422,116
Executive Officer
Harry T. Wilkins	2007	209,605	14,240	428,210	103,549	17,128	772,732
Executive Vice President, Chief Financial Officer
James H. Herhusky	2007	207,999	480	25,981	102,500	16,169	353,129
Executive Vice	2006	204,038	—	21,704	102,500	14,069	342,311
President, Institutional Advancement
Dr. Frank B. McCluskey	2007	174,615	2,060	34,357	87,500	11,343	309,875
Executive Vice	2006	169,517	—	29,542	85,000	16,754	300,813
President, Provost
Mark Leuba	2007	179,615	1,180	33,034	86,625	10,601	311,055
Senior Vice President, Chief Information Officer

(1)	Mr. Boston served as both our principal executive officer and principal financial officer until February 2007 when Mr. Wilkins became our principal financial officer when he joined us as Chief Financial Officer.

(2)	Amounts reflect the dollar amount that will be recognized for financial statement reporting purposes for 2007, as computed in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments,” which we refer to as FAS 123R, other than disregarding any estimates of forfeitures relating to service-based vesting conditions. See Note 9 of our consolidated financial statements for the year ended December 31, 2006 included in our Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards in 2006. For 2007, our determination of the fair value of these stock option awards was affected by the estimated fair value of our common stock on the date of grant, as well as assumptions regarding a number of highly complex and subjective variables. We calculate the expected term of stock option awards using the “simplified method” as defined by Staff Accounting Bulletin No. 107 because we lack historical data and are unable to make reasonable expectations regarding the future. We also estimate forfeitures of share-based awards at the time of grant and revise such estimates in subsequent periods if actual forfeitures differ from original projections. We make assumptions with respect to expected stock price volatility based on the average historical volatility of peers with similar attributes. In addition, we determine the risk free interest rate by selecting the U.S. Treasury constant maturity, quoted on an investment basis in effect at the time of grant for that business day. Estimates of fair value are subjective and are not intended to predict actual future events, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made under FAS 123R.

(3)	Amounts represent annual incentive payments paid pursuant to our Annual Incentive Compensation Plan based upon the achievement of certain performance goals established by our compensation committee for 2007.

(4)	Amounts in this column consist of (i) life insurance premiums and 401(k) contribution matches by us; (ii) for Mr. Herhusky and Mr. Wilkins, fringe benefit payment in lieu of health benefits; (iii) for Mr. Boston and Mr. Herhusky, a service anniversary gift, and (iv) in 2006 for Dr. McCluskey, reimbursement of relocation expenses and commuting expenses for the period after he joined us.

2007 Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our NEOs during 2007:

				All
				Other
				Stock
				Awards:	All Other
		Estimated Future		Number	Option	Exercise	Grant Date
		Payouts Under Non-		of	Awards:	or Base	Fair Value
		Equity Incentive Plan		Shares	Number of	Price of	of Stock and
		Awards(1)		of Stock	Shares of	Option	Option
	Grant	Threshold	Target	or Units	Stock or	Awards	Awards
Name and Principal Position	Date	($)	($)	(#)(2)	Units (#)(3)	($/Sh)	($)(4)

Wallace E. Boston, Jr.		11,250	180,000
	11/8/2007			32,265			1,348,032
	11/14/2007				126,390	20.00	664,085
Harry T. Wilkins		7,031	112,500
	2/9/2007				55,000	5.46	—
	2/9/2007				101,272	3.96	311,039
	2/9/2007				126,682	3.96	392,148
	11/8/2007			14,520			606,646
	11/14/2007				56,880	20.00	298,861
James H. Herhusky		6,406	102,500
	11/8/2007			480			20,054
	11/14/2007				1,875	20.00	9,854
Dr. Frank B. McCluskey		5,469	87,500
	11/8/2007			2,100			87,738
	11/14/2007				8,610	20.00	45,241
Mark Leuba		5,625	90,000
	5/4/2007				4,400	9.66	20,270
	5/4/2007				9,118	7.00	30,405
	11/8/2007			1,200			50,136
	11/14/2007				5,475	20.00	28,766

(1)	These columns show the range of cash payouts for 2007 performance pursuant to our Annual Incentive Compensation Plan. As set forth in the Summary Compensation Table above, the target for payments under each NEO’s non-equity incentive award was met. For a discussion of the performance goals established by the compensation committee for these awards, see the section titled “Annual Incentive Cash Compensation” in the Compensation Discussion and Analysis. The threshold amounts in this table represent the amounts that would have been paid if only SSQ goals for one quarter were achieved, and the target amounts are also the maximum that may be paid out pursuant to our Annual Incentive Compensation Plan.

(2)	Amounts represent restricted stock awards granted pursuant to the American Public Education, Inc. 2007 Stock Incentive Plan and vest in three equal annual installments beginning on the first anniversary following the closing of our initial public offering on November 14, 2007. The formal issuance of the shares of restricted stock was delayed until after the closing of the initial public offering so that the shares of restricted stock were not outstanding prior to the record time of the special distribution made in connection with our initial public offering.

(3)	Amounts for grants dated November 8, 2007, represent stock option awards granted pursuant to the American Public Education, Inc. 2007 Stock Incentive Plan and vest in three equal annual installments beginning on the first anniversary following the grant date. Amounts for grants dated February 9, 2007 and May 4, 2007 to Mr. Wilkins and Mr. Leuba, respectively, represent stock option awards granted pursuant to the American Public Education, Inc. 2002 Stock Incentive Plan, as amended, and reflect the effect of the adjustment as a result of the special distribution discussed above under Compensation Discussion and Analysis — Equity Grant Practices. The awards of 165,000 options to Mr. Wilkins and 11,000 options to Mr. Leuba, prior to the adjustment as a result of the special distribution, were each 40% vested at the date of grant, with the remainder vesting in three equal annual installments beginning on the first anniversary following the grant date. The award of 55,000 options to Mr. Wilkins was fully vested at the date of grant and exercised in full prior to the adjustment to stock options as a result of the special distribution. Dividends will not accrue on the stock option awards.

(4)	Amounts shown in this column represent the full grant date fair market value of option awards granted in 2007, as determined pursuant to FAS 123R.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

For Mr. Boston, Mr. Wilkins, Mr. Herhusky and Dr. McCluskey, the amounts disclosed in the tables above are in part a result of the terms of their employment agreements. We do not have employment agreements with our other NEOs.

Mr. Boston’s Employment Agreement.  In June 2004, we entered into an employment agreement with Mr. Boston to serve as our president and Chief Executive Officer with an initial term of three years starting from June 21, 2004 and ending June 21, 2007, which was subsequently amended to provide for renewal until February 28, 2009 and annually thereafter unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. Pursuant to his agreement, Mr. Boston’s initial base salary was set at $225,000 per year, subject to annual review and adjustment by our compensation committee. Under the agreement, Mr. Boston’s base salary may be reduced at any time as part of a general salary reduction to all employees with annual salaries in excess of $100,000, provided, however, that any reduction shall be no more than the lesser of the median percentage salary reduction applied to such employees or 20%. Mr. Boston’s employment agreement provides that he is entitled to participate in our annual incentive plan with a target award of up to 60% of his then base salary as determined by our compensation committee and based upon the performance goals set by that committee for the year.

In addition to a base salary and annual bonus, Mr. Boston is entitled to receive such other benefits approved by our compensation committee and made available to our other senior executives and to participate in plans and receive bonuses, incentive compensation and fringe benefits as we may grant or establish from time to time. Furthermore, under Mr. Boston’s employment agreement, we are required to pay or reimburse him for customary and reasonable moving expenses he incurs in connection with any subsequent relocation of our executive offices, including a gross-up amount in the event that the relocation expense amount is considered taxable income to him. In his employment agreement, Mr. Boston has agreed not to compete with us nor solicit our employees for alternative employment during the term of his agreement and for a period of one year after termination for any reason.

Mr. Boston’s base salary for 2007 was $300,000 and his annual incentive compensation plan award for 2006 was targeted at $180,000.

Mr. Wilkins’s Employment Agreement.  Upon his hiring in February 2007, we entered into an employment agreement with Mr. Wilkins to serve as our executive vice president and chief financial officer, which agreement was amended and restated on October 10, 2007. The agreement has an initial term of approximately three years commencing from January 29, 2007 and ending February 28, 2010 and will automatically renew for additional one year terms unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. Pursuant to his agreement, Mr. Wilkins’s initial base salary is set at $225,000 per year, subject to annual review and adjustment by our compensation committee. Under the agreement, Mr. Wilkins’s base salary may be reduced at any time as part of a general salary reduction to all employees with annual salaries in excess of $100,000, provided, however, that any reduction shall be no more than the lesser of the median percentage salary reduction applied to such employees or 20%. Pursuant to his employment agreement, Mr. Wilkins is entitled to participate in our annual incentive plan with a target award of up to 50% of his then base salary as determined by our compensation committee and based upon the performance goals set by that committee for the year.

In addition to a base salary and annual bonus, Mr. Wilkins is entitled to receive such other benefits approved by our compensation committee and made available to our other senior executives and to participate in plans and receive bonuses, incentive compensation and fringe benefits as we may grant or establish from time to time. Furthermore, under Mr. Wilkins’s employment agreement, we are required to pay or reimburse him for customary and reasonable moving expenses he incurs in connection with any subsequent relocation of our executive offices, including a gross-up amount in the event that the relocation expense amount is considered taxable income to him. In his employment agreement, Mr. Wilkins has agreed not to compete with us nor solicit our employees for alternative employment during the term of his agreement and for a period of one year after termination for any reason.

Mr. Wilkins’s base salary for 2007 was $225,000 and his annual incentive compensation plan award for 2007 was targeted at $103,537.

Mr. Herhusky and Dr. McCluskey’s Employment Agreements.  We have employment agreements with Mr. Herhusky and Dr. McCluskey that have similar provisions to Mr. Boston’s agreement, except with respect to their positions, term renewal provisions and amounts relating to their base salary and annual bonus. We entered into the employment agreements with Mr. Herhusky to serve as Executive Vice President for Institutional Advancement, and Dr. McCluskey to serve as Executive Vice President and Provost (Chief Academic Officer) beginning October 31, 2003 and April 10, 2005, respectively. Under their respective employment agreements, Mr. Herhusky and McCluskey each have an initial term of employment of three years from the date employment commenced. Pursuant to their agreements, Mr. Herhusky and Dr. McCluskey, respectively, had $200,000 and $160,000 as their initial base salary and both were eligible for an annual bonus of 50% of their base salary then in effect. In 2007, Mr. Herhusky and Dr. McCluskey’s base salary and target annual bonuses were $205,000 and $175,000 and $102,500 and $87,500, respectively.

In addition, each of the above employment agreements provides for payments upon certain terminations of the executive’s employment. For a description of these termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received by these executives see the heading “Potential Payments upon Termination or Change-in-Control” below.

2007 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards at fiscal year-end for our NEOs:

	Option Awards(1)				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value of
	Underlying	Underlying			Units of	Shares or Units
	Unexercised	Unexercised	Option	Option	Stock That	of Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(2)

Wallace E. Boston, Jr.	0	121,576	1.05	6/20/2014
	0	126,390	20.00	11/13/2014	32,265	1,348,032
Harry T. Wilkins	25,318	75,954	3.96	2/8/2017
	65,873	60,808	3.96	2/8/2017
	0	56,880	20.00	11/13/2014	14,520	606,646
James H. Herhusky	15,197	60,788	3.30	2/27/2016
	0	1,875	20.00	11/13/2014	480	20,054
Dr. Frank B. McCluskey	23,486	60,788	1.67	4/10/2015
	15,197	60,788	3.30	2/27/2016
	0	8,610	20.00	11/13/2014	2,100	87,738
Mark Leuba	0	27,354	1.05	1/23/2015
	0	9,118	7.00	5/3/2017
	0	5,475	20.00	11/13/2014	1,200	50,136

(1)	The vesting date for each service-based option award that is not otherwise fully vested is listed in the table below by expiration date:

Expiration Date	Vesting Schedule and Date

6/20/2014	Five equal installments on June 21, 2005, 2006, 2007, 2008 and 2009
11/29/2014	Five equal installments on May 15, 2005, 2006, 2007, 2008 and 2009
4/10/2015	Five equal installments on April 11, 2006, 2007, 2008, 2009 and 2010
2/27/2016	Five equal installments on February 28, 2007, 2008, 2009, 2010 and 2011
2/8/2017	Forty percent vested at date of grant with remainder vesting in three equal installments on February 9, 2008, 2009 and 2010.

(2)	The market value of the shares of common stock that have not vested is based on the closing price of our common stock on The NASDAQ Global Market of $41.78 on December 31, 2007.

Option Exercises and Stock Vested

The following table sets forth information with respect to option exercises by our NEOs during 2007:

	Option Awards
	Number of Shares	Value Realized on
	Acquired on	Exercise
Name	Exercise (#)	($)(1)

Wallace E. Boston, Jr.	132,000	1,289,640
Harry T. Wilkins	55,000	222,200
James H. Herhusky	—	—
Dr. Frank B. McCluskey	5,000	191,450
Mark Leuba	13,200	128,964

(1)	The value realized on exercise is based on the difference between the exercise price of the option and the fair market value of our common stock, as determined by our board of directors, or in the case of Dr. McCluskey’s acquisition, the closing price of our common stock on The NASDAQ Global Market on the day of exercise, and the exercise price of the option, multiplied by the number of shares acquired.

Potential Payments on Termination or Change-in-Control

The section below describes the payments that may be made to our NEOs in connection with a change-in-control or pursuant to certain termination events. In the absence of an employment agreement or other arrangement, our NEOs are employed at-will and are not entitled to any payments upon termination or a change-in-control other than their accrued but unpaid salary or benefits. Accordingly, the table below does not provide information for Mr. Leuba.

The employment agreements for Mr. Boston, Mr. Wilkins, Mr. Herhusky and Dr. McCluskey, described above, have certain provisions that provide for payments to them in the event of the termination of their respective employment.

Termination for cause, without good reason or by reason of death.  In the event that any of Mr. Boston’s, Mr. Wilkins’, Mr. Herhusky’s or Dr. McCluskey’s employment is terminated by us for “cause”, by the executive without “good reason”, or by reason of death (each of “cause” and “good reason” as defined below), we will pay to each of them or their estate, as the case may be, their full base salary and benefits that are otherwise payable to them through the termination date of their employment. However, in the event that their employment is terminated without “good reason” or by reason of their death, we will also pay to them or their estate any earned, but unpaid, amounts they are entitled to under any of our incentive compensation plans or programs, including the annual bonus under their employment agreements.

Termination by reason of disability.  If any of Mr. Boston’s, Mr. Wilkins’, Mr. Herhusky’s or Dr. McCluskey’s employment is terminated by reason of disability, we are required to pay to them or their estates, as the case may be, the full base salary or other benefits payable to them, including any earned, but unpaid, amounts they are entitled to under any of our incentive compensation plans or programs, including the annual bonus under their employment agreements. However, payments made to them during the time they are disabled shall be reduced by the sum of the amounts, if any, payable to them at or prior to the time of any payment under our disability benefit plans and which amounts were not previously applied to reduce any payment.

Termination without cause or for good reason.  In the event that we terminate any of Mr. Boston’s, Mr. Wilkins’, Mr. Herhusky’s or Dr. McCluskey’s employment without “cause” or they terminate their employment for “good reason,” we are required to pay, or provide, to them:

•	in a lump sum, the sum of (a) their full base salary through the date of their termination, (b) a pro-rata amount of their annual bonus for the current fiscal year, provided that the necessary performance requirements were satisfied, adjusted for the shorter period, through their termination date, and (c) any compensation previously deferred by them and any accrued vacation pay;

•	for a period of 12 months following their termination date, an amount equal to the sum of their base salary and their annual bonus, to the extent that their and our performance was satisfying the relevant performance targets, adjusted for the short period, after their termination date through the end of the calendar year and, as to the remainder of the 12 month period following the termination date, only if our net income has increased from the same period in the prior year and the performance targets established for the NEO’s successor are being satisfied in that period;

•	for a period of 12 months following their termination date or any longer period provided for under the terms of any benefit, a continuation of benefits to them or their family at a level and in an amount that is at least equal to that which would have been provided by us to them had they continued their employment, provided, however, that if they become reemployed and are eligible to receive any of the benefits that had been provided by us, then the benefits we provide shall be secondary; and

•	to the extent not otherwise paid or provided, for a period of 12 months following their termination date, any other amounts or benefits required to be paid or provided or which they are eligible to receive under any of our other existing benefit schemes.

In addition, for each of Messrs. Boston and Herhusky, to the extent that less than 33 1/3% of all stock options granted to the executive are outstanding and unexercisable on their termination date, such additional options, if any, shall immediately accelerate and vest and become exercisable. Pursuant to an amendment and restatement of his employment agreement in August 2007, if we terminate Mr. Boston’s employment without “cause” or he terminates his employment for “good reason” in connection with a change of control, we will calculate the amounts referred to in the last three bullet points above for a 24-month period instead of a 12-month period, will pay the amount in respect of the annual bonus for that period based on his and our prior performance and not with respect to future performance and will pay the amount in respect of his base salary and annual bonus in a lump sum instead of in accordance with our regular payroll practices. The amendment and restatement of Mr. Boston’s employment agreement also provides that if severance payments payable by us become subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code (“IRC”) or additional tax under Section 409A of the IRC, we will reimburse him for the amount of such excise tax (and the income and excise taxes on such reimbursement). We entered into a similar amendment and restatement of Mr. Wilkins’ agreement in August 2007, provided that the provisions related to the termination of his employment in connection with a change in control will not be effective until after February 28, 2009.

Acceleration of options upon change of control.  Under Messrs. Boston’s, Wilkins’ and Herhusky’s employment agreements, immediately prior to a change of control (as defined below), all stock options granted to them on or prior to the date of their respective employment agreements that are outstanding immediately prior to a change of control shall vest and become fully exercisable.

For purposes of Mr. Boston’s, Mr. Wilkins’, Mr. Herhusky’s and Dr. McCluskey’s employment agreements, the following definitions apply:

•	“Cause” means:

•	refusal by the NEO to follow a written order of the Chairman of our Board or of the Board;

•	the NEO’s engagement in conduct materially injurious to us or our reputation;

•	dishonesty of a material nature that relates to the performance of the NEO’s duties under their employment agreement; the NEO’s conviction for any crime involving moral turpitude or any felony; and

•	the NEO’s continued failure to perform his duties under his employment agreement (except due to the NEO’s incapacity as a result of physical or mental illness) to the satisfaction of our Board for a period of at least 30 consecutive days after written notice is delivered to the NEO specifically identifying the manner in which the NEO has failed to perform his duties.

•	“Change of Control” means:

•	our dissolution or liquidation, or a merger, consolidation or reorganization of us with one or more other entities in which we are not the surviving entity;

•	a sale of substantially all of our assets to another person or entity; or

•	any transaction (including without limitation a merger or reorganization in which we are the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of our stock.

•	Good Reason” means:

•	the assignment to the NEO of duties inconsistent in any material respect with the NEO’s position as set forth in, or in accordance with, their employment agreement, excluding an isolated, insubstantial and inadvertent action that we remedy promptly after receipt of notice from the NEO;

•	any failure by us to comply with any provisions of the NEO’s employment agreement, excluding an isolated, insubstantial and inadvertent action that we remedy promptly after receipt of notice from the NEO;

•	there is a merger, acquisition or other similar affiliation with another entity and the NEO does not continue in his position, or any other office he holds at the time of the transaction, of the most senior resulting entity succeeding to our business; and

•	any failure by us to require any successor or any party that acquires control of us, whether directly or indirectly, by purchase, merger, consolidation or otherwise, or all or substantially all of our business and/or assets to assume expressly and agree to perform the NEO’s employment agreement in the same manner and to the same extent that we would be required to perform it if no succession had taken place.

Payment and Benefit Estimates

The table below was prepared to reflect the estimated payments that would have been made pursuant to the agreements described above. The estimated payments were calculated as though the applicable triggering event occurred, and the NEO’s employment was terminated, on December 31, 2007, using the closing price of our common stock on the NASDAQ Global Market of $41.78 on December 31, 2007. As discussed in the narrative above, upon termination for cause, by the NEO without good reason or upon death or disability, the NEO is generally only entitled to receive amounts he is owed as of the termination date (e.g., salary, benefits and, in limited cases, any previously earned, but unpaid, annual incentive compensation). Assuming a termination date of December 31, 2007, these amounts are set forth in the tables above, and we have not included any such amounts below. In addition, we have not included these earned, but unpaid amounts, in the termination events included in the table below.

		Accelerated	Accelerated
	Aggregate	Vesting	Vesting	Welfare
	Severance	of Stock	of Restricted	Benefits
	Pay(1)	Options	Stock	Continuation
Executive	($)	($)	($)	($)	Gross-Up	Total ($)

Wallace E. Boston, Jr.
Termination without Cause or by executive for Good Reason	480,000	917,591	449,344	12,000	—	1,858,935
Termination without cause or by executive for Good Reason in connection with a Change-in-Control	960,000	7,704,565	1,348,032	24,000	2,790,040	12,826,637
Harry T. Wilkins
Termination without Cause or by executive for Good Reason	328,549	—	—	12,000	—	340,549
Termination without cause or by executive for Good Reason in connection with a Change-in-Control	328,549	6,411,237	606,646	12,000	3,539,948	10,898,380
James H. Herhusky
Termination without Cause or by executive for Good Reason	307,500	—	—	3,904	—	311,404
Termination without cause or by executive for Good Reason in connection with a Change-in-Control	307,500	2,379,941	20,054	3,904	—	2,711,399
Dr. Frank B. McCluskey
Termination without Cause or by executive for Good Reason	262,500	—	—	4,323	—	266,823
Termination without cause or by executive for Good Reason in connection with a Change-in-Control	262,500	4,355,303	87,738	4,323	—	709,864
Mark Leuba
Termination in connection with a Change-in-Control	—	1,550,498	50,136	—	—	1,600,634

(1)	We have assumed for purposes of calculating the aggregate severance pay that our net income and the NEO’s successor’s performance would be sufficient for the NEO to receive the maximum payout.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the audit committee’s selection of McGladrey & Pullen, LLP (“McGladrey & Pullen”) as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of McGladrey & Pullen to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of American Public Education and our stockholders.

The Board first approved McGladrey & Pullen as our independent auditors in October 2007, and McGladrey & Pullen audited our financial statements for the fiscal year ended December 31, 2007. Representatives of McGladrey & Pullen are expected to be present at the meeting. They will be given an opportunity to make a statement at the meeting if they desire to do so, and they will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the audit committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2007 and 2006 for each of the following categories of services are as follows:

Fee Category	2007	2006

Audit Fees	$220,000	$107,000
Audit-Related Fees	346,000	0
Tax Fees	70,000	84,900
All Other Fees	0	0
Total Fees	$636,000	$191,900

Audit Fees.  Consist of fees billed for professional services rendered for the audit of our annual financial statements and services provided in connection with our securities offerings and registration statements.

Audit-Related Fees.  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Includes fees filled for SAS No. 100 and IPO related services.

Tax Fees.  Consist of fees billed for tax compliance, tax advice and tax planning. Includes fees for tax return preparation.

All Other Fees.  Consist of fees billed for products and services, other than those described above under Audit Fees, Audit-Related Fees and Tax Fees.

During the fiscal years ended December 31, 2007 and 2006, McGladrey & Pullen has provided various services, in addition to auditing our financial statements. The audit committee has determined that the provision of such services is compatible with maintaining McGladrey & Pullen’s independence. In 2007, all fees paid to McGladrey & Pullen were pre-approved pursuant to the policy described below.

Audit Committee’s Pre-Approval Policies and Procedures

The audit committee reviews with McGladrey & Pullen and management the plan and scope of McGladrey & Pullen’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and McGladrey & Pullen’s compensation. The audit committee also pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by McGladrey & Pullen, subject to the de minimus exception for non-audit services that are approved by the audit committee prior to the completion of an audit. The audit committee may delegate pre-

approval authority to one or more members of the audit committee consistent with applicable law and listing standards, provided that the decisions of such audit committee member or members must be presented to the full audit committee at its next scheduled meeting.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

During 2007, in anticipation of our initial public offering, the composition of our audit committee was set to consist of F. David Fowler, who serves as the chairperson, J. Christopher Everett and Jean C. Halle. The audit committee operates under a written charter adopted by the Board, which is available in the Committees section of our corporate website, which is located at www.americanpubliceducation.com. The audit committee reviews the charter and proposes necessary changes on an annual basis.

During the fiscal year ended December 31, 2007, the audit committee fulfilled its duties and responsibilities generally as outlined in its charter. The audit committee has:

•	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2007;

•	discussed with McGladrey & Pullen, our independent auditors for fiscal 2007, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors their independence.

On the basis of the reviews and discussions referenced above, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

AUDIT COMMITTEE (March 25, 2008)

F. David Fowler, Chairperson
J. Christopher Everett
Jean C. Halle

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. To our knowledge, based solely on review of the copies of such reports furnished to us related to the year ended December 31, 2007, all such reports were made on a timely basis, except for one transaction reported late on a Form 4 by Dr. McCluskey with respect to shares acquired following the exercise of a stock option.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 31, 2008 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each Named Executive Officer (as defined below), and all directors and executive officers as a group:

	Shares of Common
	Stock Beneficially
Name and Address of Beneficial Owner	Owned(1)	Percentage of Class

5% Stockholders:
Entities affiliated with ABS Capital Partners(2)	4,612,952	25.8%
Directors and Named Executive Officers
Wallace E. Boston, Jr.(3)	340,265	1.9%
Phillip A. Clough(2)	4,614,328	25.9%
J. Christopher Everett	16,162	*
F. David Fowler(5)	14,524	*
Jean C. Halle	16,523	*
David L. Warnock(4)	834,888	4.7%
Timothy T. Weglicki(2)	4,614,328	25.9%
Harry T. Wilkins(6)	351,911	2.0%
James H. Herhusky(7)	420,953	2.4%
Dr. Frank B. McCluskey(8)	48,085	*
Mark L. Leuba(9)	32,537	*
All of our directors and executive officers as a group (13 persons)(10)	6,793,946	37.5%

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 31, 2008 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes:

(i)	4,082,018 shares of common stock held of record by ABS Capital Partners IV, L.P. (“Fund IV”);

(ii)	136,677 shares of common stock held of record by ABS Capital Partners IV-A, L.P.;

(iii)	234,791 shares of common stock held of record by ABS Capital Partners IV Offshore, L.P.; and

(iv)	159,826 shares of common stock held of record by ABS Capital Partners IV Special Offshore, L.P. (together with Fund IV, ABS Capital Partners IV-A, L.P. and ABS Capital Partners IV Offshore, L.P., the “ABS Entities”).

ABS Partners IV, L.L.C. is the general partner of the ABS Entities and has voting and dispositive power over these shares, which is shared by Messrs. Clough and Weglicki, Donald B. Hebb, Jr., John D. Stobo, Jr. Frederic G. Emry, Ashoke Goswami, Ralph S. Terkowitz and Laura L. Witt (the “Managers”) as the managing members of ABS Partners IV, L.L.C. Each of the Managers, including Messrs. Clough and Weglicki who both serve on our board of directors, disclaims beneficial ownership of these shares except to the extent of their respective pecuniary interests. The address for these entities is 400 East Pratt Street, Suite 910, Baltimore, Maryland 21202. Fund IV has shared voting and dispositive power over the shares owned of record by each of the other ABS Entities pursuant to the terms of an Irrevocable Proxy and Power of Attorney that each of the other ABS Entities entered into with Fund IV. Under the terms of each Irrevocable Proxy and Power of Attorney Fund IV is entitled to vote or dispose of the shares of the granting party to the extent such party could take such action. The Irrevocable Proxy and Power of Attorney remains in full force and effect until such time that Fund IV terminates it.

(3)	Includes 62,814 shares of common stock held of record by The Boston Family LLC, which is 98% owned by trusts for the benefit of the Mr. Boston’s family members. Mr. Boston is the managing member of The Boston Family LLC and has voting and dispositive power over the shares. Mr. Boston disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(4)	Includes:

(i)	800,282 shares of common stock held of record by Camden Partners Strategic Fund III, L.P.; and

(ii)	33,258 shares of common stock held of record by Camden Partners Strategic Fund III-A, L.P. (together with Camden Partners Strategic Fund III, L.P., the “Camden Entities”).

Camden Partners Strategic III, LLC is the general partner of the Camden Entities and its managing member is Camden Partners Strategic Manager, LLC, which has sole voting and dispositive power over these shares. The managing members of Camden Partners Strategic Manager, LLC, are Mr. Warnock, Donald W. Hughes, Richard M. Berkeley and Richard M. Johnston (the “Camden Members”). Each of the Camden Managers, including Mr. Warnock who serves on our board of directors, disclaims beneficial ownership of these shares except to the extent of their respective pecuniary interests. The address for these entities is 500 East Pratt Street, Suite 1200, Baltimore, Maryland 21202.

(5)	Includes 12,664 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

(6)	Includes:

(i)	136,779 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2008;

(ii)	46,611 shares of common stock held of record by Wilkins Asset Management, Inc., in which company Mr. Wilkins has an interest. Mr. Wilkins disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein; and

(iii)	99,000 shares of common stock held of record by WLM Investments, LLC. Mr. Wilkins is a member of WLM Investments, LLC and disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(7)	Includes:

(i)	30,394 shares of common stock issuable upon exercise of options that are exercisable within 60 days of January 31, 2008;

(ii)	348,359 shares of common stock held of record by The James Harold Herhusky Trust dated September 26, 2007, for which trust Mr. Herhusky serves as trustee. Mr. Herhusky disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein; and

(iii)	35,000 shares of common stock held of record by The Herhusky Group, LLC. Mr. Herhusky is the sole manager and officer of The Herhusky Group, LLC and disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(8)	Includes 45,985 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

(9)	Includes 3,039 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

(10)	The shares of common stock shown as beneficially owned by all directors and executive officers as a group include 266,347 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2007 Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. We will mail without charge, upon written request, a copy of our 2007 Annual Report on Form 10-K excluding exhibits. Please send a written request to our Corporate Secretary at:

American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Attention: Corporate Secretary

These documents are also available in the Financial Information section of our corporate website, which is located at www.americanpubliceducation.com, and can be requested through the Contact Us section of our corporate website.

The charters for our audit, compensation and nominating and corporate governance committees, as well as our Guidelines and our Code of Ethics, are in the Committees section of our corporate website, which is located at www.americanpubliceducation.com, and are also available in print without charge by writing to the address above.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.  To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 9, 2008.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at American Public Education, Inc., 111. W. Congress Street, Charles Town, West Virginia 25414, Attn: Corporate Secretary. To be timely for the 2009 annual meeting, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we provide notice or public disclosure of the date of the meeting. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2009 annual meeting.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies returned to us in the enclosed form will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

Wallace E. Boston, Jr.
President and Chief Executive Officer

AMERICAN PUBLIC EDUCATION, INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Wallace E. Boston, Jr. and Phillip A. Clough as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of American Public Education, Inc. held of record by the undersigned on March 31, 2008, at the Annual Meeting of Stockholders to be held at 8:00 a.m. located at Westfields Marriott Washington Dulles, 14750 Conference Center Drive, Chantilly, Virginia 20151, on May 16, 2008, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
AMERICAN PUBLIC EDUCATION, INC.
May  16, 2008
Date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:	NOMINEES:					FOR	AGAINST	ABSTAIN
					2.	To ratify the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.
☐	FOR ALL NOMINEES	¡ ¡	Wallace E. Boston, Jr. Phillip A. Clough				☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL	¡ ¡	J. Christopher Everett F. David Fowler		3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
☐	NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡	Jean C. Halle David L. Warnock
		¡	Timothy T. Weglicki

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •
This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐